Rochdale Core Alternative Strategies Fund LLC

Proxy Results

At the joint special meeting held on April 26, 2012, the Board of Directors of the Rochdale Core Alternative Strategies Fund LLC (the “Fund”), including all of the Directors who are not “interested persons” (as such term is defined in Section 2(a)(19) of the 1940 Act), met in person and voted to approve the proposed new investment advisory agreement (“New Advisory Agreement”) between the Fund and its Adviser, Rochdale Investment Management LLC as well as the proposed new sub-advisory agreement (the “New Sub-Advisory Agreement”) between the Adviser and PineBridge Investments LLC.

On June 15, 2012, a special meeting of the Fund’s members was held to consider approving the New Advisory Agreement and the New Sub-Advisory Agreement on behalf of the Fund.

The following table illustrates the specifics of the vote with respect to the New Advisory Agreement:

	For	Against	Abstain

Units	3,743.36	–	243.51

The following table illustrates the specifics of the vote with respect to the New Sub-Advisory Agreement:

	For	Against	Abstain

Units	3,743.36	–	243.51